SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 21, 2009

Xcel Energy Inc.

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

001-3034	41-0448030
(Commission File Number)	(IRS Employer Identification No.)

414 Nicollet Mall, Minneapolis, MN	55401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 612-330-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

2008 New Mexico Retail Electric Rate Case

On Dec. 18, 2008, Southwestern Public Service Company (SPS), a New Mexico corporation, and a wholly owned subsidiary of Xcel Energy Inc., filed with the New Mexico Public Regulation Commission (NMPRC) a request to increase electric rates in New Mexico by approximately $24.6 million, or 6.2 percent.  The request is based on a historic test-year (split year based on the year-ending June 30, 2008), an electric rate base of $321 million, and an equity ratio of 50 percent and a requested return on equity (ROE) of 12 percent.  SPS also requested interim rates of  $7.6 million per year to recover capacity costs of the Lea Power Partners, LLC (LPP) facility, which became operational in September 2008.

On March 26, 2009, the NMPRC approved a partial stipulated settlement between the parties that allows SPS to recover approximately $5.7 million of interim rates, effective May 1, 2009, through an LPP cost rider until the final rates from the remainder of the case are effective.

On May 28, 2009, the parties filed an uncontested comprehensive stipulation that resolves all issues in the case.  Under the stipulation, SPS receives a base rate increase of $14.2 million, effective July 1, 2009.  SPS has agreed that Dec. 1, 2010 is the earliest date it will file its next base rate case, subject to a force majeure provision triggered by additional environmental compliance costs.  The stipulation resolves all prudence and approval-related issues regarding the Power Purchase Agreement (PPA) between SPS and LPP by making no prudence disallowance and allowing SPS to recover its New Mexico retail jurisdictional share of the costs under the PPA.  In addition, the stipulation establishes a tracking mechanism to capture costs and revenues associated with SPS’s New Mexico renewable energy certificates (RECs) issued during the period starting January 1, 2009 and ending on the earlier of the effective date of final rates in SPS’s next base rate case or Dec. 31, 2013.  Under the tracking mechanism, the net costs or revenues associated with non-compliance RECs will be shared equally, through a true-up, between SPS and its New Mexico retail customers.  The signatories have asked the commissioners on the NMPRC to hear the case directly to expedite the process for approval.  The NMPRC has not yet set a hearing date.

Texas Retail Base Rate Case

On June 12, 2008, SPS filed a rate case with the Public Utility Commission of Texas (PUCT) seeking an annual rate increase of approximately $61.3 million, or approximately 5.9 percent.  Base revenues are proposed to increase by $94.4 million, while fuel and purchased power revenue would decline by $33.1 million, primarily due to fuel savings from the LPP purchase power agreement.

The rate filing is based on a 2007 test-year adjusted for known and measurable changes, a requested return on equity (ROE) of 11.25 percent, an electric rate base of $989.4 million and an equity ratio of 51.0 percent. Interim rates of $18 million for costs associated with the LPP power purchase agreement went into effect in September 2008.

In January 2009, SPS reached an agreement with intervenors, which provided for a base rate increase of $57.4 million.  Key terms of the settlement include the following:

•                  An adjustment, which reduced depreciation expense by $5.6 million from currently authorized rates;

•                  Allows SPS to implement the transmission cost recovery factor in 2009;

•                  Precludes SPS from filing to seek any other change in base rates until Feb. 15, 2010; and

•                  Resolves all fuel reconciliation issues for 2006-07 with one adjustment for $0.6 million related to the sharing of certain wholesale sales revenues.

On May 21, 2009, the PUCT approved the settlement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xcel Energy Inc. (a Minnesota Corporation)

/s/ BENJAMIN G.S. FOWKE III
Benjamin G.S. Fowke III
Executive Vice President and Chief Financial Officer

May 28, 2009